Exhibit (l)

INITIAL CAPITAL AGREEMENT

THIS INITIAL CAPITAL AGREEMENT is entered into as of September 1, 2011 by and between Whitebox Advisors, LLC (“Purchaser”) and Whitebox Mutual Funds, a Delaware statutory trust (the “Trust”).

In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. The Trust hereby issues and sells to the Purchaser, and the Purchaser hereby purchases, 1,000 shares of the Whitebox Enhanced Convertible Fund, a series of the Trust, and 1,000 shares of the Whitebox Tactical Opportunities Fund, a series of the Trust (each a “Fund” and, collectively, the “Funds”), for a total aggregate cash price of $100,000 for each Fund ($200,000 in total), the receipt and sufficiency of which is hereby acknowledged by the Trust.

2. The Purchaser hereby represents that it is purchasing the shares of the Funds (collectively, the “Shares”) for investment only and not with a view to reselling or otherwise redistributing the Shares. Specifically, the Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940, as amended, to serve as the seed capital for each of the Funds prior to commencement of the public offering of the Funds’ shares.

3. The Purchaser hereby acknowledges that it is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the sale of such Shares to the Purchaser will be exempt under Section 4(2) of the Securities Act as not involving any public offering. The Purchaser further acknowledges that the Trust’s reliance on this exemption is predicated on the Purchaser’s representation and warranty to the Trust that the Shares are being acquired for the Purchaser’s own account for investment purpose and not with a view to the distribution or redemption thereof, and that the Purchaser has no present intention to dispose of the Shares. The Purchaser represents that it will not take any action which will subject the sale of the Shares to the registration provisions of the Securities Act.

4. The Trust represents that the Shares are fully paid and non-assessable.

IN WITNESS WHEREOF, the Trust, on behalf of each of the Funds, and the Purchaser have executed this Agreement as of September 1, 2011, to be effective of the same day.

WHITEBOX ADVISORS, LLC		WHITEBOX MUTUAL FUNDS

By:	/s/ Mark M. Strefling	By:	/s/ Mark M. Strefling
Name:	Mark M. Strefling	Name:	Mark M. Strefling
Title:	Chief Legal Officer	Title:	President